Exhibit 3.1

QUALTRICS INTERNATIONAL INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Qualtrics International Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.The Corporation was originally incorporated under the name of Qualtrics International Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 3, 2014.
B.This Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C.The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is Qualtrics International Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A.Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,383,031,841, of which 1,283,031,841 shares shall be Common Stock (the “Common Stock”), par value $0.0001 per share, and 100,000,000 shares shall be Preferred Stock (the “Preferred Stock”), par value $0.0001 per share. 81,636,234 shares of the authorized shares of Common Stock are hereby designated Class A-1 Common Stock (the “Class A-1 Common Stock”), 101,395,607 shares of the authorized Common Stock are hereby designated Class A-2 Common Stock (the “Class A-2 Common Stock,” and together with the Class A-1 Common Stock, the “Class A Common Stock”), and 1,100,000,000 shares of the authorized Common Stock are hereby designated Class B Common Stock (the “Class B Common Stock”).
B.Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law but to the fullest extent permitted by law, to provide by resolution for the designation and issuance of shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, (which may include, without limitation, full, limited or no voting powers), preferences, and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to file a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution or resolutions.
C.Vote to Increase or Decrease Authorized Shares of Common Stock and Preferred Stock. The number of authorized shares of Common Stock (or any class or series thereof) and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Common Stock (or any class or series thereof) or Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
D.Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock and Class B Common Stock are as follows:
1.Voting Rights.
(a)General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates to one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the terms of this Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to applicable law.
(b)Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of stockholders:

i.
Each holder of Class A-1 Common Stock shall be entitled to ten (10) votes for each share of Class A-1 Common Stock held as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

ii.
Each holder of Class A-2 Common Stock shall be entitled to ten (10) votes for each share of Class A-2 Common Stock held as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that for so long as the total aggregate number of all then-issued and outstanding shares of Class A-2 Common Stock represents at least ten percent (10%) of the total aggregate number of the Corporation’s then issued and outstanding shares of capital stock (calculated for all shares of capital stock on an as-converted to Common Stock basis), then in such case, in the further event that as of any applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation, the total aggregate number of votes represented by all of the then-issued and outstanding shares of Class A-2 Common Stock would otherwise constitute less than fifty-one percent (51%) of the total aggregate number of votes represented by all of the Corporation’s then-issued and outstanding shares of capital stock, then, in such case, each share of Class A-2 Common Stock shall be entitled to such number of votes for each share of Class A-2 Common Stock as would result in the aggregate number of votes represented by all such issued and outstanding shares of Class A-2 Common Stock representing exactly fifty-one percent (51%) of the total aggregate number of votes of all of the Corporation’s then issued and outstanding shares of capital stock.

iii.
Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

2.Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:
(a)Dividends and Distributions. Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class and series is approved by the affirmative vote of the holders of a majority of the voting power of each of (i) the outstanding shares of Class A-1 Common Stock, (ii) the outstanding shares of Class A-2 Common Stock and (iii) the outstanding shares of Class B Common Stock, in each case, voting separately as a class and series, as applicable; provided, however, that in the event a Distribution is paid in the form of Class A-1 Common Stock, Class A-2 Common Stock or Class B Common Stock (or Rights to acquire such stock), as applicable, then holders of Class A-1 Common Stock shall receive Class A-1 Common Stock (or Rights to acquire such stock, as the case may be), holders of Class A-2 Common Stock shall receive Class A-2 Common Stock (or Rights to acquire such stock, as the case may be), and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).
(b)Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock or Class B Common Stock, the outstanding shares of the other such class and series will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class and series is approved by the affirmative vote of the holders of a majority of the voting power of each of (i) the outstanding shares of Class A-1 Common Stock, (ii) the outstanding shares of Class A-2 Common Stock and (iii) the outstanding shares of Class B Common Stock, in each case, voting separately as a class and series.
(c)Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class and series is approved by the affirmative vote of the holders of a majority of the voting power of each of (i) the outstanding shares of Class A-1 Common Stock, (ii) the outstanding shares of Class A-2 Common Stock and (iii) the outstanding shares of Class B Common Stock, in each case, voting separately as a class and series; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Change of Control Transaction pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed “consideration paid or otherwise distributed to stockholders of the Corporation” for the purpose of this Article IV, Section D.2(c); provided, further, however, that shares of such classes or series may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Change of Control Transaction if the only difference in the per share consideration to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holders of Class A Common Stock have ten (10) times the voting power of any securities distributed to the holders of Class B Common Stock. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the voting power of each of (x) the outstanding shares of Class A-1 Common Stock, (y) the outstanding shares of Class A-2 Common Stock and (z) the outstanding shares of Class B Common Stock, in each case, voting separately as a class and series, unless (A) the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (B) such shares are converted on a pro rata basis into shares of the surviving or Parent entity in such transaction having identical rights to the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock, respectively.
3.Conversion of Class A Common Stock.
(a)Voluntary Conversion. Each one (1) share of Class A Common Stock shall be convertible into one (1) share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(b)Automatic Conversion. Shares of Class A Common Stock shall automatically, without any further action, convert into an equal number of shares of Class B Common Stock upon the earlier of:
(i)a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a Class A Stockholder to any of the persons or entities listed in clauses (A) through (F) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class A Stockholder and/or any other Permitted Transferee established by or for such Class A Stockholder:
(A)a family member of such Class A Stockholder, which shall include with respect to any natural person who is a Class A Stockholder, the spouse, former spouse, parents, lineal descendants, stepchildren, siblings and lineal descendants and stepchildren of siblings of such person (a “Family Member”);
(B)a trust for the benefit of such Class A Stockholder or persons other than the Class A Stockholder so long as the Class A Stockholder and/or Family Members of such Class A Stockholder have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Class A Stockholder (other than as a settlor or beneficiary of such trust)

and, provided, further, that in the event such Class A Stockholder and/or Family Members of such Class A Stockholder no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(C)a trust under the terms of which such Class A Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class A Stockholder and/or Family Members of such Class A Stockholder have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided, however, that in the event such Class A Stockholder and/or Family Members of such Class A Stockholder no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(D)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class A Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class A Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust, and provided, further, that in the event the Class A Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such account, plan or trust, each share of Class A Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(E)a corporation, partnership or limited liability company in which such Class A Stockholder and/or Family Members of such Class A Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or limited liability company interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class A Stockholder and/or Family Members of such Class A Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class A Stockholder and/or Family Members of such Class A Stockholder no longer own sufficient shares, partnership interests or limited liability company interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class A Stockholder and/or Family Members of such Class A Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class A Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock; or

(F)any Founder, or any Founder’s Permitted Transferees, or any other entity in which one or more of the Founders has, directly or indirectly, sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity; provided, that in the event such Founder(s) no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such Founder(s), or such Founder’s Permitted Transferees, or such other entity, as applicable, each share of Class A Common Stock then held by such Founder(s), such Founder’s Permitted Transferees, or other entity shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock; and
(ii)the date specified by a written notice and certification request of the Corporation to the holder of such share of Class A Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class A Common Stock and confirming that a conversion to Class B Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date such notice and certification request is sent; provided that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Class A Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date.
(c)Conversion Upon Death or Incapacity of a Class A Stockholder. Each share of Class A Common Stock held of record by a Class A Stockholder who is a natural person, or by such Class A Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class B Common Stock upon the death or Incapacity of such Class A Stockholder.
(d)Automatic Conversion of all Outstanding Class A Common Stock. Each one (1) share of Class A Common Stock shall automatically, without any further action, convert into one (1) share of Class B Common Stock upon the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Class A Common Stock, voting as a single class and giving effect to the vote per share provisions contained in Article IV, Sections D.1(b)(i) and (ii) as if such vote to convert was to be a vote of the holders of all outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation.
(e)Final Conversion of Class A Common Stock. On the Class A-1 Final Conversion Date, each one (1) outstanding share of Class A-1 Common Stock shall automatically, without any further action, convert into one (1) share of Class B Common Stock. On the Class A-2 Final Conversion Date, each one (1) outstanding share of Class A-2 Common Stock shall automatically, without any further action, convert into one (1) share of Class B Common Stock.
(f)Automatic Conversion upon Occurrence of Grandview Specified Event. On the Grandview Specified Event Conversion Date, each one (1) outstanding share of Class A-2 Common Stock shall automatically, without any further action, convert into one (1) share of Class B Common Stock; provided, however, that any shares of Class A-2 Common Stock over which one or more of the Founders has or retains, directly or indirectly, sole dispositive power and exclusive Voting Control, shall not so convert into Class B Common Stock and shall remain outstanding as Class A-2 Common Stock following such Grandview Specified Event Conversion Date, subject in all respects to the other conversion provisions of this Article IV, Section D.3.

(g)Procedures. In the event of a conversion of shares of Class A Common Stock to shares of Class B Common Stock pursuant to this Article IV, Section D.3, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable on such conversion unless the certificates evidencing such shares of Class A Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation may, from time to time, establish such other policies and procedures relating to the conversion of Class A Common Stock to Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class A Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class A Common Stock and to confirm that a conversion to Class B Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class B Common Stock shall be conclusive and binding.
(h)Immediate Effect. In the event of a conversion of shares of Class A Common Stock to shares of Class B Common Stock pursuant to this Article IV, Section D.3(b)(i), such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred. Upon any conversion of Class A Common Stock to Class B Common Stock, all rights of the holder of shares of Class A Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock. Following any such conversion, the reissuance of such shares of Class A Common Stock shall be prohibited, and such shares shall be retired in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby.
(i)Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.
E.No Further Issuances. Except for the issuance of Class A Common Stock issuable upon exercise of Rights outstanding immediately following the closing of the Corporation’s sale of a class of its capital stock to the public pursuant to a registration statement on Form S-1 under the Securities Act (the “IPO Time”) or a dividend payable or subdivision in accordance with Article IV, Section D.2, the Corporation shall not at any time after the IPO Time issue any additional shares of Class A Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, voting as a single class and giving effect to the vote per share provisions contained in Article IV, Sections D.1(b)(i) and (ii) as if such vote to approve such issuance was to be a vote of the holders of all outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation. After the Class A-1 Final Conversion Date, the Corporation shall not issue any additional shares of Class A-1 Common Stock. After the Class A-2 Final Conversion Date, the Corporation shall not issue any additional shares of Class A-2 Common Stock.

ARTICLE V
The following terms, where capitalized in this Restated Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:
“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share).
“Change of Control Transaction” means (i) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its Parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or the surviving entity’s or its Parent’s) capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its Parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or the surviving entity’s or its Parent’s) capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its Parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iv) any Change of Control Share Issuance.
“Class A Stockholder” means (i) the registered holder of a share of Class A Common Stock at the IPO Time and (ii) the registered holder of any shares of Class A Common Stock that are originally issued by the Corporation after the IPO Time.
“Class A-1 Final Conversion Date” means 5:00 p.m. in New York, New York, on the first Trading Day falling on or after the fifteenth (15th) year anniversary of the IPO Time.
“Class A-2 Final Conversion Date” means 5:00 p.m. in New York, New York, on the first Trading Day falling on or after the later to occur of (i) the fifteenth (15th) year anniversary of the IPO Time or (ii) the date on which the total aggregate number of all then-issued and outstanding shares of Class A-2 Common Stock represents less than five percent (5%) of the total aggregate number of the Corporation’s then issued and outstanding shares of capital stock (calculated for all shares of capital stock on an as-converted to Common Stock basis).
“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Founders” means Ryan Smith, Jared Smith and Scott Smith.
“Grandview Specified Event Conversion Date” means 5:00 p.m. in New York, New York, on the first Trading Day falling on or after the time that the dispositive power and Voting Control over any shares of Class A-2 Common Stock then owned by Grandview Holdings, LLC is not held solely and exclusively by one or more of the Founders (whether as a result of the death or Incapacity of one or more of the Founders or otherwise), other than pursuant to any of the exceptions to the definition of a “Transfer” contained in clauses (a) through (f) of the definition of “Transfer” set forth below.
“Incapacity” shall mean that such person or holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a person or holder has suffered an Incapacity, no Incapacity of such person or holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
“Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the requirements of the Securities Exchange that are generally applicable to companies with common equity securities listed thereon (or if the Corporation’s equity securities are not listed for trading on a Securities Exchange, the requirements of NASDAQ generally applicable to companies with common equity securities listed thereon).
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Act” means the United States Securities Act of 1933, as amended.
“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.
“Trading Day” means any day on which the Securities Exchange is open for trading.
“Transfer” of a share of Class A Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, (i) a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class A Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:
(a)the grant of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board;
(b)the pledge of shares of Class A Common Stock by a Class A Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class A Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class A Common Stock or other similar action by the pledgee shall constitute a “Transfer”;
(c)the fact that, as of the IPO Time or at any time after the IPO Time, the spouse of any Class A Stockholder possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock;
(d)entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class A Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(e)entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction, provided, that such Change of Control Transaction was approved by a majority of the Independent Directors then in office; and
(f)the grant by a Founder of a proxy with respect to Voting Control over any shares of the Corporation over which such Founder has or shares Voting Control (including, without limitation, pursuant to any proxy or voting agreements then in place) to another Founder(s) or to any other person designated by such Founder and approved by a majority of the Independent Directors then in office, to be effective either (i) upon the death of such Founder or (ii) during any period of Incapacity of such Founder, including the exercise of such proxy by such person.

“Voting Control” with respect to a share of Class A Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class A Common Stock by proxy, voting agreement, or otherwise.
“Written Consent Threshold Date” means the first date on which, after giving effect to the vote per share provisions contained in Article IV, Sections D.1(b)(ii), the total aggregate number of votes represented by all of the then-issued and outstanding shares of Class A-2 Common Stock constitute less than fifty-one percent (51%) of the total aggregate number of votes represented by all of the Corporation’s then-issued and outstanding shares of capital stock.
ARTICLE VI
A.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.
C.Classified Board Structure. From and after the IPO Time, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the IPO Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the IPO Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the IPO Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the IPO Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D.Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, for so long as the Board of Directors is divided into classes pursuant to Article VI, Section C, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
ARTICLE VII
A.Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
B.Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
C.Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer).
D.Availability of Stockholder Action by Written Consent. From and after the Written Consent Threshold Date, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation. Before the Written Consent Threshold Date, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent; provided, however, that (i) any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if the action is first recommended or approved by the Board, and (ii) any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation.
E.No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE IX
The Corporation shall indemnify, to the fullest extent permitted by applicable law, any present or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
A right to indemnification or to advancement of expenses arising under a provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
A right to indemnification or to advancement of expenses arising under a provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled hereunder or thereunder or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
ARTICLE X
If any provision of this Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in ARTICLE VIII and ARTICLE IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or this ARTICLE X.
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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this day of , 2018.

QUALTRICS INTERNATIONAL INC.

By:
Ryan Smith
Chief Executive Officer